MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement (this “Agreement”) is made and entered into this __ day of December, 2006, by Brian Wade Bickford, an individual having an address at 477 Congress Street, 5th Floor, Portland, Maine 04101 (“Brian Bickford”) and Bloodhound Search Technologies, Inc., a Nevada corporation having an address at 19901 Southwest Freeway, Suite 114, Sugar Land, Texas 77479 (the “Company”).

WITNESSETH:

WHEREAS, Brian Bickford was employed by the Company as its Chief Executive Officer pursuant to the terms and conditions of the Employment Agreement dated October 20, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Brian Bickford have mutually consented to the resignation of Brian Bickford’s employment, without cause, and the discontinuation of Brian Bickford’s affiliation with the Company, effective immediately;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the undersigned, intending to be legally bound by this Agreement, agrees as follows:

1.  Reimbursement of Business Expenses. Brian Bickford shall be fully reimbursed for the amount of $2,667.79, representing reasonable and necessary business expenses incurred by Brian Bickford in connection with the performance of his duties under the Employment Agreement.

2.  Return of Company Materials. Brian Bickford shall return all files, documentation, and information materials on the Company to the Company within three business days from the date set forth above and not duplicate, make copies, keep or distribute any of such materials.

3.  Further Assurance. Brian Bickford shall promptly sign instruments, documentation, filings or certifications required by the Company to give full effect to the release of Brian Bickford’s position and duties as Chief Executive Officer as of the date hereof, if any is required.

4. Release by the Company.

(a)  The Company and its directors, officers, agents, advisors, representatives, and direct and indirect affiliates and their respective successors and assigns (collectively, the “Company Releasors”) hereby irrevocably, unconditionally and forever release Bickford (as defined in paragraph 5 herein) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which the Company or any of the Company Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever against Brian Bickford. Without limiting the foregoing, the Company expressly acknowledges that its release hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which he knows, does not know, should have known, had reason to know, suspects to exist or might exist in his favor at the time of the signing, and that this Agreement extinguishes any such Claim or Claims. This release shall be binding upon each of Company and the Company Releasors and their respective partners, officers, directors, stockholders, employees, agents, advisors, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of Brian Bickford.

(b) The Company and each of the Company Releasors acknowledges and agrees that none of them will ever institute a Claim or sue Brian Bickford concerning any Claim covered by Section 4(a) hereof. The Company acknowledges and agrees that if it violates this Agreement by suing Brian Bickford, the Company agrees that it will pay all costs and expenses of defending against the suit incurred by Brian Bickford, including attorneys' fees.

5. Release by Brian Bickford.

(a)  Brian Bickford and his agents, advisors, representatives, heirs and direct and indirect affiliates and their respective successors and assigns (collectively, “Bickford”) hereby irrevocably, unconditionally and forever release the Company and its employees, stockholders, officers, directors, agents, advisors, representatives and direct and indirect affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Company Related Persons”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which Bickford ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever against any of the Company Related Persons, including without limitation any Claims relating directly or indirectly to Bickford (including without limitations all stock options pursuant to Section 2.2 of the Employment Agreement), the Employment Agreement, and the operations or business of the Company. Without limiting the foregoing, Brian Bickford expressly acknowledges that Bickford’s release hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which he knows, does not know, should have known, had reason to know, suspects to exist or might exist in his favor at the time of the signing, including, without limitation, any Claims relating directly or indirectly to the Company, and that this Agreement extinguishes any such Claim or Claims. This release shall be binding upon Bickford and Bickford’s partners, officers, directors, stockholders, employees, agents, advisors, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the Company and each of the Company Related Persons.

(b) Brian Bickford acknowledges and agrees that he will never institute a Claim or sue the Company, or any of the Company Related Persons, concerning any Claim covered by Section 5(a) hereof. Brian Bickford acknowledges and agrees that if he violates this Agreement by suing the Company or any of the Company Related Persons, Brian Bickford agrees that he will pay all costs and expenses of defending against the suit incurred by the Company or any of the Company Related Persons, including attorneys' fees.

6. General Provisions.

(a)  This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Nevada, without regard to conflict of law rules applied in such State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(b) Should any part, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, including the release of all Claims, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted. This Agreement sets forth the entire agreement concerning the subject matter herein, including, without limitation, the release of all Claims, and may not be modified except by a signed writing.

(c) Each of the parties hereto acknowledges and agrees that (a) such party has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept the Agreement except for those set forth herein; (b) such party has been advised to consult an attorney before signing this Agreement, and that such party has had the opportunity to consult with an attorney; (c) such party does not feel that he or it is being coerced to sign this Agreement or that his or its signing would for any reason not be voluntary; and (d) such party has thoroughly reviewed and understands the effects of this Agreement before signing it.

(d)  This Agreement shall be binding upon each of parties hereto and their respective partners, officers, directors, stockholders, employees, agents, advisors representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the other party hereto.

(e)  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and both of which together will constitute one and the same legal and binding instrument.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement on the day and year first written above.

/s/ Brian Wade Bickford
Brian Wade Bickford

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ Robert Horn
Name:	Robert Horn
Title:	Chief Financial Officer, Secretary, and Director